September 29, 2005

J G Fraser & Associates Inc.
104 Elm Avenue
Toronto, Ontario  M4W 1P2

Attention John Fraser

Dear Sirs:

Manaris Corporation is pleased to engage J G Fraser & Associates Inc. upon the following terms and conditions:

1.        SERVICES:

          You will provide the services of John Fraser to act as President and Chief Executive Officer of Manaris Corporation ("Manaris"). Throughout the engagement you will report to the Board of Directors of Manaris.

2.        COMMENCEMENT DATE:

          This engagement will commence on September 16, 2005.

3.        FEES:

          Your fee for services rendered will be $18,000.00 per month plus GST payable upon receipt of your monthly invoice.

4.        EXPENSES:

          During the term of your assignment, Manaris will reimburse you for 1) all reasonable business expenses incurred in the performance of this engagement; 2) the cost of maintaining an apartment in Montreal for John Fraser; 3) the cost of a weekly trip to and from Toronto to enable John Fraser to visit his family; and 4) the cost of enrolling John Fraser in the ICD directors' course beginning in February 2006.

5.        OPTIONS:

          Upon execution of this agreement, Manaris will grant to John Fraser, 500,000 options to purchase shares of Manaris at a price of $0.38. These options are issued pursuant to Manaris' Non-Qualified Stock Option Plan 2004, a copy of which has been provided to you. The first 250,000 options will vest immediately upon execution of this agreement. The final 250,000.00 options will vest immediately upon the termination of this engagement with Manaris, howsoever caused.


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6.        TERMINATION OF ENGAGEMENT:

          (1) The engagement will be for a minimum of 3 months, and will end as soon as a permanent President and Chief Executive Officer has been hired.

          (2) Notwithstanding subparagraph 6(1) above:

          (a) You may terminate this agreement at any time upon providing 4 weeks' written notice; and

          (b) Manaris may terminate this engagement at any time for just cause;

          Please signify your acceptance of these terms by signing the bottom of this letter and returning it to us.

Les parties aux presentes reconnaissent qu'elles ont exige que ce contrat soit redige en anglais et s'en declarent satisfaites.

Yours very truly,

/s/ Robert G. Clarke

MR. ROBERT G. CLARKE
CHAIRMAN

I accept this engagement with Manaris Corporation on the terms set forth in this letter.

Dated this 5th day of October, 2005.

/s/ John G. Fraser

J. G. FRASER & ASSOCIATES INC.